Exhibit 4.09

                       LIFSCHULTZ INDUSTRIES, INC.

                     CERTIFICATE OF ELIMINATION FOR
                      CERTIFICATES OF DESIGNATION
                                  FOR
                  SERIES B CONVERTIBLE PREFERRED STOCK
            SERIES C 10% CUMULATIVE NON-VOTING PREFERRED STOCK
            SERIES D 8% CUMULATIVE NON-VOTING PREFERRED STOCK


     LIFSCHULTZ INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the
"Corporation"),

     DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (as amended), and pursuant to the provisions of Section 151(g) of Title 8 of the Delaware Code, the Board of Directors adopted the following resolution effective as of February 25, 1998, for the purpose of eliminating from the Corporation's Certificate of Incorporation all matters set forth with respect to Series B Convertible Preferred Stock, Series C 10% Cumulative Non-Voting Preferred Stock, and Series D 8% Cumulative Non-Voting Preferred Stock:

     RESOLVED, that no shares of Series B Convertible Preferred Stock (designated November 12, 1991), Series C 10% Cumulative Non-Voting Preferred Stock (designated January 17, 1991), and Series D 8% Cumulative Non-Voting Preferred Stock (designated January 17, 1991) are currently outstanding and that no such shares shall be issued by the Corporation subject to the certificate of designations previously filed by the Corporation with respect to such Preferred Stock.

     IN WITNESS WHEREOF, SAID LIFSCHULTZ INDUSTRIES, INC. has caused this Certificate to be signed by its Chief Executive Officer, this 25th day of February 1998.

                                    LIFSCHULTZ INDUSTRIES, INC.

                                    By: DAVID K. LIFSCHULTZ
                                        -------------------
                                        David K. Lifschultz, CEO